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                                                                   EXHIBIT 10.42

                             PARADIGM GENETICS, INC.

                              EMPLOYMENT AGREEMENT

                                       FOR

                                  PHILIP ALFANO

       This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 22nd day of November, 2002, by and between Philip Alfano ("Executive") and PARADIGM GENETICS, INC. ("Company").

       WHEREAS, the Company desires to compensate Executive for his personal services to the Company; and

       WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

       NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.     EMPLOYMENT BY THE COMPANY.

1.1 Effective Date and Term. The effective date of this Agreement shall be November 22, 2002 ("Effective Date"). The employee is employed on an "at will" basis. Employee's salary and performance will be reviewed at least annually for compensation changes. This document supercedes the Employment Agreement dated October 30, 2002 with changes incorporated at the request of the Paradigm Board of Directors.

1.2 Position. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Vice President, Finance and Chief Financial Officer and Executive hereby accepts such employment. Executive's principal place of employment during the entire period of this Agreement shall be Raleigh/Durham, North Carolina. During the term of his employment with the Company, Executive will devote his best efforts and all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) to the business of the Company.

1.3 Duties. Executive shall be proposed to the Board to be an officer of the Company, and serve in an executive capacity. He shall have such duties, responsibilities, and authority as are customarily associated with his then current title and as assigned to Executive by the Chief Executive Officer. The Chief Executive Officer has the right to assign and

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       change Executive's duties at any time.

1.4 Other Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions.

2.     COMPENSATION.

2.1 Salary. Executive shall receive for services an annualized base salary of $200,000 subject to standard federal and state withholding requirements, payable in accordance with the Company's standard payroll practices.

2.2 Stock Options. Subject to the approval of the Company's Board of Directors ("Board"), the Company shall grant Executive an option ("Option") to purchase 100,000 shares of the Company's common stock under the Company's 2000 Stock Option Plan at a strike price determined on Executives first day of employment. More information concerning the Stock Option Plan will be provided to Executive shortly after he begins work. This grant will consist of incentive stock options. The Option shall vest according to the vesting schedule set forth in the governing grant notice, which shall provide that the shares subject to the Option will vest over a four-year period, with twenty-five percent (25%) of the shares subject to the Option vesting upon the Executives date of hire, and another (25%) after Executive successfully completes one year of continuous service with Paradigm, and one-forty-eighth (1/48thth) of the shares subject to the Option vesting for each month of Executive's continuous service thereafter. Executive agrees to execute Paradigm's standard form of stock option agreement.

2.3 Performance Bonus. Executive shall be eligible to participate in the 2003 Leadership Incentive Plan (LIP) at 35 percent (at target) of his base salary (subject to standard federal and state withholding requirements) based on meeting his individual performance goals and Paradigm meeting its corporate goals. The current terms and conditions of this incentive opportunity are set forth in the attached 2002 Leadership Incentive Plan
       (LIP) [Exhibit B], for his reference. Payment of the bonus shall be subject to the satisfaction of mutually agreed upon performance goals, and within a reasonable period of time following the execution of this Agreement, the parties shall set forth those goals in a separate written document. The Company's Board of Directors, in its sole discretion, shall determine the extent to which Executive has achieved the performance goals upon which Executive's bonus is based. As part of a yearly review of performance, Executive will be eligible for a change in salary, bonus and stock options based on performance, as determined by the Company's Board of Directors.

2.4 Standard Company Benefits. Executive shall be entitled to all rights and benefits for

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       which he is eligible under the terms and conditions of the standard
       Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally.

2.5 Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company's standard travel and expense reimbursement policy.

3.     PROPRIETARY INFORMATION, INVENTIONS AND NON-COMPETITION OBLIGATIONS.

3.1 Agreement. Executive agrees to execute and abide by the Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement attached hereto as Exhibit D.

4.     OUTSIDE ACTIVITIES.

4.1 Other Employment/Enterprise. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

4.2 Conflicting Interests. Except as permitted by Section 4.3, while employed by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3 Competing Enterprises. While employed by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an employee, officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such entity shall not in the aggregate constitute more than 1% of the voting stock of such corporation.


5.     FORMER EMPLOYMENT.

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5.1    No Conflict With Existing Obligations. Executive represents that his performance of all the terms of this Agreement and as an employee of Paradigm does not and will not breach any agreement or obligation of any kind made prior to his employment by Paradigm, including agreements or obligations he may have with prior employers or entities for which he has provided services. Executive has not entered into, and agrees he will not enter into, any agreement or obligation either written or oral in conflict herewith.

5.2 No Disclosure of Confidential Information. If, in spite of the second sentence in Section 5.1, Executive should find that confidential information belonging to any former employer might be usable in connection with Paradigm's business, Executive will not intentionally disclose to Paradigm or use on behalf of Paradigm any confidential information belonging to any of Executive's former employers (except in accordance with agreements between Paradigm and any such former employer); but during Executive's employment by Paradigm, he will use in the performance of his duties all information which is generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive's employment with Paradigm is at-will. The provisions of Sections 6.1 through 6.6 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1 Termination Without Cause. The Chief Executive Officer and Compensation Committee of the Board shall have the right to terminate Executive's employment with the Company at any time without Cause by giving notice as described in Section 6.6 of this Agreement.

       a) In the event Executive's employment is terminated by the Company without Cause or for a reason other than Executive's death, disability or cessation of the Company's business pursuant to
              Section 6.5 below, Paradigm will continue to pay Executive his salary at the date of termination (less applicable deductions and withholdings), and provide his healthcare benefits in effect on the date of his termination through reimbursement of COBRA expense (less applicable employee premium sharing amounts) for a maximum time period of up to twelve (12) months following the Executive's final date of employment. These payments will only be made if: 1) Executive executes a general release of all claims against Paradigm, including but not limited to language waiving any all claims Executive has or has had against Paradigm or relating to any event or claim occurring prior to the date of the release, any state law claims and claims under federal employment law statutes, or any claims relating to his employment by or separation from Paradigm and language including a confidentiality and non-disparagement provision with language acceptable to the Company no later than twenty-one (21) days after

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              the date of termination (or within 45 days of the date of
              termination if the separation is subject to the Older Workers Benefit Protection Act; the parties agree that the determination of whether this Act applies will be made solely by Paradigm), and
              2) Executive must use diligent documented efforts to obtain other employment, which must be documented in detail monthly in writing to the Company's VP, Human Resources. Executive will only receive the salary and benefits as set forth above during this maximum twelve (12) month-period as long as he is unable to secure comparable regular, full time employment or a consulting engagement lasting for more than six (6) months. Executive shall have an obligation to notify the Company of any positions he accepts in any capacity during the applicable severance period. Executive must submit written resignation of any committee seat, regular or ex-officio. The parties agree that Paradigm's Vice President of Human Resources will determine and make the final decision on whether Executive has made diligent efforts to obtain other employment, and receive benefits, under this paragraph.

              Unless Executive's employment is terminated by death, disability or cessation of business under Section 6.5, or for cause, Executive will receive an additional 25% for a total of 50% vesting of his stock options under Section 2.2 above if terminated other than for cause in less than one year from the date of hire.

       b) Executive shall not receive severance pay or continuation of benefits unless and until the above-referenced release of all claims becomes effective, and can no longer be revoked under its terms.

       c) If the Company is acquired or a change of control of ownership with respect to the Company (as defined below) occurs at anytime during the twelve (12) month severance period, described above, all amounts of salary and the cash equivalent of the cost of COBRA expense for the remainder of the twelve (12) month period shall be due and payable to Executive in full.

       d) If Paradigm is acquired or a change of control of ownership with respect to Paradigm (as defined below) occurs, Paradigm will increase two-fold the amount of stock options otherwise vested up to 100%. If redundancy occurs within twelve (12) months of a change of control, Executive is entitled to a full twelve (12) months of severance pay on a non-contingent basis.

              "Change of Control" means the occurrence of any of the following events: (a) Ownership. Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Paradigm representing 50% or more of the total voting power

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              represented by Paradigm's then outstanding voting securities
              (excluding for this purpose Paradigm or its Affiliates or any employee benefit plan of Paradigm) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or (b) Merger/Sale of Assets. A merger or consolidation of Paradigm whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of Paradigm outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 80% of the total voting power represented by the voting securities of Paradigm or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of Paradigm approve an agreement for the sale or disposition by Paradigm of all or substantially all of Paradigm's assets.

6.2    Termination for Cause.

       (a) The Chief Executive Officer and the Compensation Committee of the Board shall have the right to terminate Executive's employment with the Company at any time for Cause by giving notice as described in Section 6.6 of this Agreement.

       (b) "Cause" for termination shall mean: (1) conviction of, or pleading guilty or nolo contendere to, a felony or other crime involving theft, fraud or moral turpitude; (2) drug or alcohol abuse; (3) Executive's material breach of this Agreement, including unsatisfactory job performance linked to employees' goals; (4) Executive's refusal to abide by or comply with the appropriate directives of the Board tied to reasonable allowance; (5) Executive's dishonesty, fraud, or misconduct with respect to the business affairs of the Company, including, without limitation, fraud, misappropriation or embezzlement; (6) intentional damage of any property worth in excess of $1,000 of the Company; (7) conduct by Executive which demonstrates gross unfitness to serve or (8) any violation of Paradigm rules or policies for which termination is the normal discipline based on policy or past practice

       (c) If the Chief Executive Officer and Compensation Committee of the Board of Paradigm believe Executive is guilty of poor job performance referenced above in Section 6.2 (b)(3) that could lead to termination, Executive shall be provided sixty (60) days notice of possible termination and the opportunity to cure the stated deficiencies. This 60-day period will only apply to poor job performance under Section 6.2 (b) (3).

       (d) In the event Executive's employment is terminated at any time with Cause, he will not receive severance pay, accelerated vesting of stock options, or any other compensation or benefits as the result of his termination.

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6.3    Voluntary or Mutual Termination.

       (a) Executive may voluntarily terminate his employment with the Company at any time by giving notice as described in Section 6.6.

       (b) In the event Executive voluntarily terminates his employment, he will not receive severance pay, further accelerated vesting of stock options, or any other compensation or benefits as the result of his termination.

6.4    Termination for Inability to Regularly Perform Duties.

       (a) The Company's Chief Executive Officer may terminate Executive in the event of any illness, disability or other physical or mental incapacity in such a manner that Executive is physically rendered unable regularly to perform the essential functions of his job duties hereunder, with or without reasonable accommodation, as validated by certified physician.

       (b) The Company's Chief Executive Officer shall make the determination regarding whether Executive is unable regularly to perform his duties as described in subsection (a) above.

       (c) In the event Executive's employment is terminated at any time for inability to regularly perform duties as described in subsection
              (a) above, he will not receive severance pay, accelerated vesting of stock options, or any other compensation or benefits as the result of his termination.

6.5 Dissolution, Liquidation or Insolvency of the Company. Notwithstanding the above, in the event Executive's employment is terminated by the Company in connection with or as a result of the liquidation, dissolution, insolvency or other winding up of the affairs of the Company without the establishment of a successor entity to the Company, the Company shall have no obligation to provide severance or further financial consideration to Executive, including a performance bonus, except for any reasonable expense reimbursements or base salary that Executive has accrued and earned at the time of such termination.

6.6 Notice: Effective Date of Termination. Termination of Executive's employment pursuant to this Agreement shall be effective on the earliest of:

       (a) immediately after Executive, for any reason, gives written notice to the Company's Chief Executive Officer of his termination.

       (b) immediately upon the Company's Chief Executive Officer giving written notice to Executive of his termination for Cause, without Cause or as a result of an event

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              listed in Section 6.4 or 6.5 above;

6.7 Non-Compete Provision. In consideration of his employment with Paradigm, Executive agrees that for the longer of twelve (12) months after the separation of his employment with the Company for any reason, whether Executive's resignation or termination by Paradigm, or any period for which he is receiving severance payments from Paradigm under the terms of
       Section 6.1 (a) of this Agreement, he will not become engaged in any "Competitive Activity" (as defined below).

       "Competitive Activity" means: (A) Directly or indirectly, engaging, assisting or participating in, whether as a President, CEO, Vice President, director, officer, employee, agent, manager, consultant, partner, owner or independent contractor or other participant, any business, firm, corporation, partnership, enterprise or organization located in Durham and Wake Counties, North Carolina, the State of North Carolina or the United States of America or the countries of Western Europe that competes with the business engaged or hereafter engaged in by Paradigm; (B) the sale, trade, service or production or attempted sale, trade, service or production of genomics in Durham and Wake Counties, North Carolina, the State of North Carolina or the United States of America or the countries of Western Europe. (C) the sale, trade, service or production or attempted sale, trade, service or production of products in Durham and Wake Counties, North Carolina, the State of North Carolina or the United States of America or the countries of Western Europe which are competitor products to the products produced, sold or designed by the Paradigm facility in Research Triangle Park, North Carolina during his employment with Paradigm; and (D) employment, whether direct or as independent contractor, with Metabolon, Beyond Genomics, SurroMed, Phenomenome, Metabometrix, or Cantata, and any of their successor businesses or businesses which acquire these companies after the date of this Agreement in Durham and Wake Counties, North Carolina, the State of North Carolina or the United States of America or the countries of Western Europe.

       In further consideration of his employment with Paradigm, Executive for the duration of his employment with Paradigm and for the longer of twelve
       (12) months after the separation of his employment with the Company for any reason, whether Executive's resignation or termination by Paradigm, or any period for which he is receiving severance payments from Paradigm under the terms of Section 6.1 (a) of this Agreement, he shall not recruit or encourage employees of Paradigm to leave Paradigm or to be hired by any company or business with which he affiliated or allow any such company or business, to the extent it is in his control, to engage in any activity which, were it done by him, would violate any provision of this Section 6.7; provided, however, that Paradigm acknowledges and agrees that a company or business with which Executive is affiliated may employee or engage Paradigm employees that have left Paradigm, so long as the company or business did not recruit or encourage the Paradigm employee to leave Paradigm. It is understood that discussions, whether occurring before or after the date of this Agreement, resulting from general employment advertisements or initiated by Paradigm employees, do not constitute recruitment or encouragement to leave.

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7.     GENERAL PROVISIONS.

7.1. Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by hand, telecopier, or telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement and its Exhibits A - E constitute the entire agreement between Executive and the Company. This Agreement is the complete, final and exclusive embodiment of their agreement with regard to this subject matter and supercedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by the President and Chief Executive Officer of the Company.

7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

7.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of North Carolina. Executive

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       expressly consents to the jurisdiction of the state and federal courts for Durham County, North Carolina, for all actions arising out of or relating to this Agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first below written.

                                        PARADIGM GENETICS, INC.

                                        By: /s/ James D. Bucci
                                            ----------------------------
                                            For Paradigm Genetics, Inc.

                                        Date: 11/22/02

Accepted and agreed this 22nd day of November, 2002.


      /s/ Philip Alfano
------------------------------
        Philip Alfano